Exhibit 3.3

CERTIFICATE OF TRUST OF
CATERPILLAR FINANCIAL ASSET TRUST 2006-A

THIS Certificate of Trust of Caterpillar Financial Asset Trust 2006-A (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

Name. The name of the statutory trust formed by this Certificate of Trust is Caterpillar Financial Asset Trust 2006-A.

Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Chase Bank USA, N.A., c/o JPMorgan Chase, N.A., 500 Stanton Christiana Road, OPS4, 3rd Floor, Newark, Delaware 19713 Attention: Worldwide Securities Services.

Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CHASE BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By: /s/ Diane P. Ledger_________________
                                                                                                Name: Diane P. Ledger
                                                                                                Title: Assistant Vice President